February 3, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated February 4, 2011 of Todays Alternative Energy Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third and fourth paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Frumkin, Lukin & Zaidman CPAs
Certified Public Accountants